Exhibit 99.1

Jack in the Box Inc. Announces Upcoming Chairman & CEO Transition

Linda Lang to retire as Chairman & CEO; Leonard Comma named as successor

SAN DIEGO--(BUSINESS WIRE)--August 7, 2013--Jack in the Box Inc. (NASDAQ: JACK) today announced that Linda A. Lang will retire as the company’s Chairman of the Board and Chief Executive Officer, effective Jan. 1, 2014. Leonard A. Comma, currently President and Chief Operating Officer, will become Chairman, CEO and President of Jack in the Box Inc. at that time.

“Linda has done a remarkable job of leading the organization and transforming the business model,” said David Goebel, Lead Director of the Jack in the Box Inc. Board of Directors. “The company, its shareholders and other stakeholders are better off as a result of her vision and leadership. We are extremely grateful for her many contributions to the organization, which is well positioned for continued success.

“Linda has driven a comprehensive and robust key-position and succession planning process with which the Board is actively involved. Through this process, a strong leadership team is in place to support Lenny as he moves into his new role. The Board is highly confident that Lenny has the background, experience and skills necessary to seamlessly step into his new role and provide exceptional ongoing leadership for both brands.”

Since joining the company in 1984, Lang has held various positions of increasing responsibility in marketing, operations and finance, including officer-level positions since 1996. In 2003 she was promoted to President and Chief Operating Officer, and she held those positions until she was elected Chairman and CEO in 2005. In addition to her duties at Jack in the Box Inc., Lang serves on the board of directors for the WD-40 Company (NASDAQ: WDFC), San Diego State University’s College of Business Administration and the San Diego Regional Economic Development Corporation. She is also a member of the Corporate Directors Forum.

Under Lang’s leadership as Chairman and CEO, Jack in the Box Inc. has transformed its business model to benefit from increased franchise ownership of the Jack in the Box brand and expansion of its Qdoba Mexican Grill concept. Highlights include:

  Franchise ownership of the Jack in the Box brand has increased from approximately 25 percent in 2005 to nearly 77 percent today.
  The company has returned over $1 billion of cash to shareholders through stock repurchases.
  Jack in the Box common stock has appreciated 170 percent, as of yesterday’s market close.
  The Qdoba system has expanded from 250 restaurants in 37 states to approximately 600 locations today in 45 states and Canada.
  The Jack in the Box system has added more than 200 restaurants and expanded its presence from 17 states to 21.

“I’m proud of my accomplishments and grateful for the tremendous support and commitment of our employees, franchisees and business partners who have worked so hard to achieve the transformation of our business,” Lang said. “I’m excited to see Lenny succeed me as Chairman and CEO. His extraordinary leadership skills, along with a great executive team that includes new Qdoba President Tim Casey, will enable the company to execute its strategic plan and continue its strong performance.”

Comma is currently responsible for the operations of all company and franchised Jack in the Box locations, as well as Menu Innovation, Marketing Communications, Consumer Insights & Analytics and Internal Brand Communications. Comma joined Jack in the Box Inc. in 2001 as Director of Convenience Store & Fuel Operations for the company’s proprietary chain of Quick Stuff convenience stores, which was sold in 2009. In 2004 he was promoted to Division Vice President of Quick Stuff Operations, and in 2006 he was promoted to Regional Vice President of Quick Stuff and the company’s Southern California region, which then included more than 150 company Jack in the Box restaurants. In 2007 he was promoted to Vice President of Operations, Division II, and had oversight of nearly 1,200 company and franchised restaurants in the Western U.S. Comma was named Senior Vice President and Chief Operating Officer of the company in February 2010 and was promoted to his current position in May 2012. Prior to joining Jack in the Box Inc., Comma was a Regional Manager for ExxonMobil, where he was responsible for supporting more than 300 franchisees in California, Nevada and Arizona. He has an MBA from Nova Southeastern University in Fort Lauderdale, Fla., and a bachelor’s degree in finance from Drexel University in Philadelphia.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with approximately 600 restaurants in 45 states, the District of Columbia and Canada. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, 858-571-2407
or
Media Contact:
Brian Luscomb, 858-571-2291